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                                               FILED PURSUANT TO RULE 424(B) (3)
                                           REGISTRATION STATEMENT NO. 333-121263

               PRICING SUPPLEMENT NO. 1554 DATED 14 DECEMBER 2005

                         QUEENSLAND TREASURY CORPORATION

                      ISSUE OF $10,000,000 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
                 ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL
                      A$ BONDS DUE 2015, CURRENTLY TOTALING
             A$1,353,398,000 (A$1,335,898,000 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "Base Prospectus"), save in respect of the Terms and Conditions which are extracted from the Prospectus. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of these final terms, the prospectus supplement and the Prospectus. Copies of the prospectus supplement are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The pricing supplement will be published on the Luxembourg Stock Exchange website.

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1.  (i)   Issuer:                         Queensland Treasury Corporation

    (ii)  Guarantor:                      The Treasurer on behalf of the
                                          Government of Queensland

2.        Benchmark line:                 2015
                                          (to be consolidated and form a single
                                          series with QTC 6% Global A$ Bonds due
                                          14 October, 2015, ISIN US748305BE82)

3.        Specific Currency or            AUD ("A$")
          Currencies:

4.  (i)   Issue price:                    104.221%

    (ii)  Dealers' fees and commissions   No fee or commission is payable in
          paid by Issuer:                 respect of the issue of the bond(s)
                                          described in this Pricing Supplement.
                                          Instead, QTC pays fees and commissions
                                          in accordance with the procedure
                                          described in the QTC Offshore and
                                          Onshore Fixed Interest Distribution
                                          Group Operational Guidelines.
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5.        Specified Denominations:        A$1,000

6.  (i)   Issue Date:                     17 December 2005

    (ii)  Record Date (date on and from   7 April/7 October
          which security is
          Ex-interest):

    (iii) Interest Payment Dates:         14 April/14 October

7.        Maturity Date:                  14 October 2015

8.        Interest Basis:                 6 per cent Fixed Rate

9.        Redemption/Payment Basis:       Redemption at par

10.       Change of Interest Basis or     Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:            Senior and rank pari passu with other
                                          senior, unsecured debt obligations of
                                          QTC

    (ii)  Status of the Guarantee:        Senior and ranks pari passu with all
                                          its other unsecured obligations

12.       Method of distribution:         Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note
          Provisions Applicable

    (i)   Rate(s) of Interest:            6 percent per annum payable
                                          semi-annually in arrears

    (ii)  Interest Payment Date(s):       14 April and 14 October in each year
                                          up to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):         A$30 per A$1,000 in nominal amount

    (iv)  Determination Date(s):          Not Applicable

    (v)   Other terms relating to the     None
          method of calculating
          interest for Fixed Rate
          Bonds:
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                        PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:        A$1,000 per bond of A$1,000 Specified
                                          Denomination

15.       Early Redemption Amount(s)      Not Applicable
          payable on redemption for
          taxation reasons or on event
          of default and/or the method
          of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                  Permanent Global Note not exchangeable
                                          for Definitive Bonds

17.       Additional Financial            Not Applicable
          Centre(s) or other special
          provisions relating to
          Payment Dates:

18.       Talons for future Coupons or    No
          Receipts to be attached to
          Definitive Bonds (and dates
          on which such Talons mature):

19.       Other terms or special          Not Applicable
          conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names and        Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:       14 December 2005

    (iii) Stabilizing Manager(s)          Not Applicable
          (if any):

21.       If non-syndicated, name and     Royal Bank of Canada DS Global Markets
          address of relevant Dealer:

22.       Whether TEFRA D or TEFRA C      TEFRA Not Applicable
          rules applicable or TEFRA
          rules not applicable:
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23.       Additional selling              Not Applicable
          restrictions:
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LISTING APPLICATION

      This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By:____________________________________
             Duly authorized

                           PART B - OTHER INFORMATION

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1.    LISTING
(i)   Listing:                            Bourse de Luxembourg.

(ii)  Admission to trading:               Application has been made for the
                                          bonds to be admitted to trading on the
                                          regulated market of the Bourse de
                                          Luxembourg with effect from the Issue
                                          Date.

2.    RATINGS
      Ratings:                            The bonds to be issued have been
        `                                 rated:

                                          S&P:       AAA
                                          Moody's:   Aaa

                                          An obligation rated 'AAA' by S&P has
                                          the highest credit rating assigned by
                                          Standard & Poor's. The obligor's
                                          capacity to meet its financial
                                          commitment on the obligation is
                                          extremely strong.

                                          Obligations rated Aaa by Moody's are
                                          judged to be of the highest quality
                                          with minimal credit risk.

                                          A credit rating is not a
                                          recommendation to buy, sell or hold
                                          securities and may be revised or
                                          withdrawn by the rating agency at any
                                          time. Each rating should be evaluated
                                          independently of any other rating.
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3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

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(i)   Reasons for the Offer:              See "Use of Proceeds" section in the
                                          prospectus supplement.

(ii)  Estimated net proceeds:             Not Applicable.

(iii) Estimated total expenses:           Not Applicable.
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5.    YIELD

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      Indication of yield:                5.58%

                                          Calculated as 7 basis points less
                                          than the yield on the equivalent A$
                                          Domestic Bond issued by the Issuer
                                          under its Domestic A$ Bond Facility on
                                          the Trade Date.

                                          The yield is calculated on the Trade
                                          Date on the basis of the Issue Price.
                                          It is not an indication of future
                                          yield.
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6.    OPERATIONAL INFORMATION

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(i)   ISIN Code:                          US748305BE82

(ii)  Common Code:                        017598066

(iii) CUSIP Code:                         748305BE8

(iv)  Any clearing system(s) other than   Not Applicable
Depositary Trust Company,Euroclear Bank
S.A./N.V. and Clearstream Banking,
societe anonyme and the relevant
identification number(s):

(v)   Delivery:                           Delivery free of payment

(vi)  Names and addresses of additional   Not Applicable
Paying Agent(s) (if any):
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